Exhibit 99.1

May 3, 2007

Dear Fellow Shareholders,

March 31, 2007 marked the end of our first full fiscal year of operations. In July you will revive our 2007 Partners Financial Corporation annual report, proxy statement and notice for the annual meeting to be held in August 2007 at the Company’s new corporate headquarters.

As mentioned in the third quarter letter to shareholders Partners Bank’s President, James S. Weaver resigned in January 2007. In March 2007 the Board of Directors announced the appointment of Michael D. Surgen as interim President and Chief Executive Officer and Robert Van Horn as interim Chief Lending Officer of the bank. In addition, it was announced that Donald J. York, acting President and Chief Executive Officer, will be staying through a transition period then will leave the bank to pursue other interests.

The Boards of Directors are continuing the search for a permanent CEO and Chief Lending Officer as Messers Surgen and Van Horn have withdrawn their applications to the OTS for permanent appointments at Partners Bank. Both will continue to work, in their current capacities, until these senior management positions are filled. The Bank has filled some key middle management positions and is initiating pertinent operational and procedural changes that are designed to enhance the growth and profitability of our business.

The Board of Directors and Management at Partners Bank are committed to developing a business platform that will effectively and efficiently service the needs of our customers and enhance shareholder value. To succeed, as with any business, the bank must expeditiously adjust to external and internal changes and exploit the opportunities these changes present.

Thank you again for your support through out this year and your continued support and customer referrals during the years ahead. We at Partners Bank want to serve your every banking need.

Sincerely,

Chairman of the Board of Directors

Partners Financial Corporation and Partners Bank